Exhibit 4.05

STEPP  LAW  GROUP

A  PROFESSIONAL  CORPORATION
1301  DOVE  STREFT.  SUITE  460
NEWPORT  BEACH.  CALIFORNIA  9266O-2422
TELEPHONE:  949.660.9700
FACSIMILE:  949.660.9010


September  4,  2001

WTAA  International,  Inc.
1027 South Rainbow Boulevard
Suite  391
Las Vegas, Nevada  89145

Re:            Registration Statement on Form S-8

Attention:     Colin Vance Campbell

Dear  Mr.  Campbell-.

We have been retained by WTAA International, Inc, a Florida corporation (the "Company'), to examine a Registration Statement on Form S-8 which the Company intends to file with the Securities and Exchange Commission (the "Commission"), in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 2,714,026 shares of common stock, no par value to be issued by the Company (the "Shares") (the "Registration Statement"). The Shares will be issued pursuant to the terms and on the conditions of the Company's 2001-5 Stock Option Plan, a copy of which is attached as an exhibit to the Registration Statement (the "Plan").

In furnishing the opinion specified in this letter, we have examined and relied upon only the documents specified below. During and for the purposes of our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity, accuracy and completeness of the documents submitted to us as originals; and (iii) conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and nothing else

     1.   The  Articles  of  Incorporation  of  the  Company;
     2.   The  Bylaws  of  the  Company;
     3. -Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares;
     4.   Tile  Registration  Statement;  and
     5.   The  Plan.


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We  have  not undertaken, and shall not undertake, any independent investigation in addition to the examination of these documents, or to verify the adequacy or accuracy of those documents. Based upon the foregoing, and relying solely thereon, and assuring that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and the Plan, it is our opinion that the Shares, when issued., subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued and non-assessable. We express no opinion as to compliance with the securities laws or other laws in any particular jurisdiction in which the Shares are proposed to be sold and as to the effect, if any, which noncompliance with such laws might have on the validity of issuance of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit, and, in fact, we hereby deny, that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

This opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iv) may not be relied upon for any other purpose whatsoever. Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged and encouraged to retain qualified and competent securities counsel in each particular jurisdiction in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter-
Sincerely
STEPP  LAW  GROUP
/s/  Thomas E. Stepp, Jr.
By:  Thomas E. Stepp, Jr


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